Exhibit 99.1

Allegheny Technologies Announces Pricing of Senior Notes Offering

PITTSBURGH--(BUSINESS WIRE)--November 19, 2019--Allegheny Technologies Incorporated (NYSE:ATI) announced today that it has priced its public offering of senior notes. ATI has agreed to sell $350.0 million aggregate principal amount of 5.875% Senior Notes due 2027 (the “Notes”). The Notes will pay interest semi-annually in arrears at a rate of 5.875% per year and will mature on December 1, 2027, unless earlier redeemed or repurchased.

ATI intends to use the net proceeds from the offering, together with cash on hand, to fund a redemption of all of ATI’s outstanding 5.950% Senior Notes due 2021 (the “2021 Notes”), of which $500.0 million aggregate principal amount is outstanding, in accordance with the terms of the indenture governing the 2021 Notes.

BofA Securities, Inc. and Citigroup Global Markets Inc. are acting as the joint book-running managers for the offering.

The offering of the Notes is being made pursuant to an effective shelf registration statement. The offering will be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus may be obtained from BofA Securities, Inc., 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department, telephone: 1-800-294-1322, email: dg.prospectus_requests@baml.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146, email: prospectus@citi.com; or from the SEC website at www.sec.gov.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This news release contains “forward‑looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2018, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward‑looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve month period ended September 30, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products.

Contacts

Allegheny Technologies Incorporated
Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com
www.ATImetals.com